Exhibit 99.1

For release: May 5, 2009

Contact: Gerald Coggin, Sr. VP of Corporate Relations

Phone: (615) 890-2020

NHC Reports a 16.9% Increase in Net Income Available to Common Shareholders

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE Amex: NHC;  NYSE Amex: NHC.PR.A), a publicly traded long-term health care company, today announced net income available to common shareholders for the quarter ended March 31, 2009 of $7,016,000 compared to $6,004,000 for the quarter ended March 31, 2008, an increase of 16.9%.

Revenues for the three months ended March 31, 2009 totaled $168,669,000 compared to $160,141,000 for the same three months of 2008.  Net income was $.53 per common share basic for the quarter ended March 31, 2009 compared to $.47 per common share basic for the quarter ended March 31, 2008.

Highlights of the quarter include the addition of five hospice locations in South Carolina.

NHC operates, through various subsidiaries, for itself and third parties, 76 long-term health care centers with 9,772 beds. NHC also operates, through subsidiaries, 32 homecare programs, seven independent living centers and 23 assisted living centers. NHC's other services include Alzheimer's units, long-term care pharmacies, hospice, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC Reports a 16.9% Increase in Net Income Available to Common Shareholders

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31
Revenues:	2009	2008
Net patient revenues	$ 153,067	$ 143,965
Other revenues	15,602	16,176
Net revenues	168,669	160,141

Costs and Expenses:
Salaries, wages and benefits	90,726	87,541
Other operating	47,968	45,314
Rent	7,968	7,918
Depreciation and amortization	6,243	5,997
Interest	207	219
Total costs and expenses	153,112	146,989

Income Before Income Taxes	15,557	13,152
Income Tax Provision	(6,373)	(4,980)

Net Income	9,184	8,172

Dividends to Preferred Shareholders	(2,168)	(2,168)

Net income available to common shareholders	$ 7,016	$ 6,004

Earnings Per Common Share:
Basic	$ 0.53	$ 0.47
Diluted	$ 0.53	$ 0.46

Weighted average common shares outstanding
Basic	13,228,845	12,767,696
Diluted	13,254,437	13,118,218

Balance Sheet Data
(in thousands)	March 31	Dec. 31
	2009	2008
Cash and marketable securities	$ 238,984	$ 232,463
Current assets	318,893	312,752
Total assets	783,768	777,296
Current liabilities	238,749	251,919
Long-term obligations	25,900	25,807
Deferred lease credit	3,332	3,635
Deferred revenue	18,281	15,118
Stockholders' equity	497,506	480,817

NHC Reports a 16.9% Increase in Net Income Available to Common Shareholders

Selected Operating Statistics

	Three Months Ended
	March 31
	2009	2008
Per Diems:
Medicare	$ 381.25	$ 363.44
Medicaid	150.12	146.54
Private Pay and Other	224.34	212.98

Patient Days:
Medicare	105,852	103,606
Medicaid	268,771	275,040
Private Pay and Other	167,935	164,321
	542,558	542,967

Average Per Diem	$ 218.19	$ 208.03